Exhibit 10(s)

HUMANA OFFICERS’ TARGET RETIREMENT PLAN

AMENDED AND RESTATED AS OF

OCTOBER 25, 2007

WHEREAS, Humana Inc. (“Humana”), a Delaware corporation with its principal place of business in Louisville, Kentucky (“Sponsoring Employer”), has adopted the Humana Officers’ Target Retirement Plan (“Plan”), and

WHEREAS, the Board of Directors of the Sponsoring Employer desires to amend the Plan to provide for the termination of the active participation of all Participants to whom the payment of benefits has not commenced as of October 31, 2007 and the transfer of the present value of their accrued benefits to the Humana SERP, and to make certain other changes required by Section 409A; and

WHEREAS, the Board of Directors has authorized and approved the amendment and restatement of the Plan provided for herein.

NOW, THEREFORE, the Sponsoring Employer, pursuant to the right to amend hereby approves and adopts this amendment and restatement of the Plan effective October 25, 2007, which should read as follows:

ARTICLE 1

PURPOSE AND APPLICABILITY OF PLAN

1.01 The purpose of the Plan shall be to provide supplemental retirement benefits to Participants upon the terms and conditions and subject to the limitations contained herein.

1.02 The provisions of the Plan shall apply only to persons who are Officers of the Sponsoring Employer duly elected by its Board of Directors or other key management employees designated by the Committee on and after the Effective Date.

ARTICLE 2

DEFINITIONS

As used herein the following words and phrases shall have the meanings specified below, unless a different meaning is plainly required by context or otherwise determined by the Committee. The meaning of any term not specifically defined below will be governed by the definition in the Humana Retirement and Savings Plan.

2.01 The term “Annual Retirement Benefit” shall mean an amount equal to the Participant’s Average Participating Compensation multiplied by the lesser of (i) fifty percent (50%), or (ii) a percentage equal to 1.67% times the Participant’s Service.

2.02 The term “Attained Age” shall mean, unless clearly indicated to the contrary, the age of a Participant as of the Participant’s last birthday.

2.03 The term “Average Participating Compensation” shall mean the average of Participating Compensation as determined using the highest three (3) Plan Years of the Participant’s last five (5) Plan Years (including any partial Plan Year) coincident with or preceding the Participant’s Early or Normal Retirement Date, Disability Retirement Date, Late Retirement Date or date of death. If the Participant has fewer than three (3) full Plan Years of Participating Compensation, Average Participating Compensation shall be based on the number of full Plan Years that the Participant has Participating Compensation.

2.04 The term “Beneficiary and Secondary Beneficiary” shall mean the person or persons (or an estate or trust) as set forth under the Employer Retirement Account.

2.05	The term “Board of Directors” shall mean the Board of Directors of the Sponsoring Employer.

2.06 The term “Code” shall mean the Internal Revenue Code of 1986, as it has been and may be amended from time to time. Reference to any section of the Code shall include any provision which is a successor thereto.

2.07 The term “Committee” shall mean the Organization and Compensation Committee (or its equivalent) of the Board of Directors.

2.08 The term “Disability Retirement Date” shall mean the date a Participant’s employment is terminated due to Total and Permanent Disability.

2.09 The term “Disabled Participant” shall mean any Participant who has been credited with at least ten (10) Years of Service and who is Totally and Permanently Disabled.

2.10	The term “Disability Payment” shall mean Monthly Retirement Income due a Disabled Participant.

2.11 The term “Early Retirement Date” shall mean, for each Participant, the first (1st) day of the month immediately following or coinciding with the date such Participant shall retire prior to the Participant’s Normal Retirement Date.

2.12	The term “Effective Date” shall mean May 10, 1990.

2.13 The term “Humana SERSP” shall mean the Humana Supplemental Executive Retirement and Savings Plan as it may be amended from time to time.

2.14 The term “Retirement Account and SERSP Benefit” shall mean an amount equal to the life annuity equivalent of the account balances in the Retirement Account in the Humana Retirement and Savings Plan and the Retirement Account in the Humana SERSP, using a conversion factor based upon an interest rate of eight percent (8%) and the 1983 GAM table with no setback.

2.15 The term “Late Retirement Date” shall mean the first day of any month subsequent to the Participant’s Normal Retirement Date coinciding with or immediately following the date the Participant terminates employment for any reason other than death.

2.16 The term “Monthly Retirement Income” shall mean a monthly income due a Retired Participant which shall commence as of his Early, Normal or Late Retirement Date, or the commencement date of payments due to disability.

2.17 The term “Normal Retirement Date” shall mean the first (1st) day of the month coinciding with or immediately following the Participant’s sixty-fifth (65th) birthday.

2.18 The term “Officer” shall mean the Chief Executive Officer, Chief Operating Officer, President, all Vice Presidents, Secretary and Treasurer of the Sponsoring Employer who have been duly elected as officers of the Sponsoring Employer by the Board of Directors.

2.19 The term “Participant” shall mean any Officer of the Sponsoring Employer or other key management employee who has become a Participant as provided in Article 3 hereof.

2.20 The term “Participating Compensation” shall mean the Participant’s annual base salary in effect for the first full pay period in the Plan Year, plus any incentive compensation or bonus earned by the Participant in the immediately preceding Plan Year and payable during the current Plan Year, whether or not actually paid to the Participant during the Plan Year.

2.21	The term “Plan Administrator” shall mean the Sponsoring Employer.

2.22 The term “Plan Year” shall mean the twelve (12) month period commencing on the first (1st) day of January and ending on the last day of the immediately following December.

2.23 The term “Primary Insurance Amount” as of any date shall mean the monthly amount of old age benefits payable to a Participant commencing at the Participant’s unreduced Social Security retirement age. The amount will be calculated based on the Social Security Act in effect as of the date of calculation, without regard to any dependent benefits.

2.24 The term “Retired Participant” shall mean any Participant who as of October 31, 2007 has retired from Humana and who is receiving or is entitled to receive a Monthly Retirement Income.

2.25 The term “Retirement and Savings Plan” shall mean the Humana Retirement and Savings Plan adopted effective as of the Distribution Date, as it may be amended from time to time or its successor plan.

2.26 The term “Retirement Account” shall mean the Retirement Account in the Humana Retirement and Savings Plan.

2.27 The term “Section 409A” shall mean Section 409A of the Internal Revenue Code and the regulations and interpretive guidance issued thereunder.

2.28 The term “SERSP Benefit” shall mean the Retirement Account in the SERSP.

2.29 The term “Service” shall mean all years and completed months of Service with the Sponsoring Employer or any corporation which is a member of the “affiliated group” as defined in Section 1504(a) of the Code of the Sponsoring Employer.

2.30 The term “Sponsoring Employer” shall mean Humana Inc., a Delaware corporation.

2.31 The term “Spouse” shall mean the legally married spouse of the Participant at the Participant’s date of death; provided, however, that for purposes of Section 4.04(b), “Spouse” shall mean the legally married spouse of the Participant at the earlier of the Participant’s date of death or commencement of benefits under that section.

2.32 The term “Target Plan” or “Plan” shall mean the Humana Officers’ Target Retirement Plan provided for herein, as it may be amended from time to time.

2.33 The term “Total and Permanent Disability” shall mean a physical or mental condition that renders the Participant eligible for disability benefits under the Retirement and Savings Plan.

ARTICLE 3

PARTICIPATION IN THE PLAN

3.01 Each person who is an Officer of the Sponsoring Employer on and after the Effective Date or a key management employee designated by or at the direction of the Committee shall be a Participant in this Plan to the extent of the benefits provided herein; provided, however, that no individual shall become a Participant after October 31, 2007.

3.02 Each Officer or key management employee designated hereunder shall be notified upon becoming a Participant.

ARTICLE 4

RETIREMENT INCOME

4.01 When a Participant retires on or prior to October 31, 2007, he or she shall be entitled to receive a Monthly Retirement Income under this Plan in an amount provided in Section 4.01(A), reduced by the amounts provided in Section 4.01(B) and (C).

(A) An amount equal to one twelfth (1/12) of the Participant’s Annual Retirement Benefit.

(B) The amount provided in Section 4.01(A) shall be reduced by the Retirement Account and Humana SERP Benefit.

(C) The amount provided in Section 4.01(A) shall also be reduced by the Participant’s Primary Insurance Amount; provided that in the case of a Participant taking Early Retirement, such reduction shall only apply when the Participant is eligible for an unreduced Primary Insurance Amount.

4.02 A Participant may remain in the employ of the Sponsoring Employer after his Normal Retirement Date, in which event no Monthly Retirement Income shall be paid until the Participant’s Late Retirement Date, provided such Late Retirement Date occurs on or prior to October 31, 2007. The benefit payable at the Participant’s Late Retirement Date shall be equal to the amount as determined in Section 4.01 except that the Participant’s Average Participating Compensation, Years of Service, Retirement Account and Humana SERP Benefit and Primary Insurance Amount shall be determined as of the Participant’s Normal or Late Retirement Date, whichever would produce the greater benefit under this Plan. Unless otherwise determined by the Committee, in no event, however, will the Participant’s Annual Retirement Benefit exceed fifty percent (50%) of his Average Participating Compensation as of his Normal or Late Retirement Date, whichever is greater.

4.03 Upon the written application of the Participant received by the Plan Administration, a Participant whose Attained Age is at least fifty-five (55) shall be retired as of an Early Retirement Date, provided such Early Retirement Date occurs on or prior to October 31, 2007. Effective December 9, 1998, all Participants shall be deemed to be fifty-five (55), unless their actual age is greater, in which case actual age shall be used in computing benefits hereunder. Commencing at his Early Retirement Date, such Participant shall be entitled to a benefit computed in accordance with Section 4.01; provided, that the amount set forth in Section 4.01(A) shall be reduced by two/twelfths percent (2/12%) of that amount for each full month that payments commence prior to the Participant’s Normal Retirement Date to a maximum reduction not to exceed twenty percent (20%). A Participant taking an Early Retirement Benefit may also request an alternate form of distribution in accordance with Section 4.04.

4.04 The basic form of payment of the Annual Retirement Benefit shall be a Monthly Retirement Income specified in Section 4.01 which shall be paid on a monthly basis commencing on the Participant’s Disability, Early, Normal or Late Retirement Date, payable for the life of the Participant.

A Participant may request the Committee to approve an alternate form of payment of the benefits under this Plan. Such request shall be in writing and shall be filed on or before December 31, 2007. An election shall become irrevocable as of December 31, 2007. Alternative forms of payment are as follows:

(A) A monthly income payable to the Participant for either sixty (60), one hundred and twenty (120), one hundred and eighty (180) or two hundred and forty (240) payments guaranteed. Upon the Participant’s death, distribution of his remaining benefit, if any, shall be made to the Participant’s Beneficiary or Secondary Beneficiary.

(B) A monthly income payable for the lifetime of the Participant, with one-half ( 1/2) of such amount continuing to the Participant’s Spouse after the Participant’s death for the lifetime of the Spouse.

(C) A single sum payment to the Participant.

(D) Any other form of payment which is actuarially equivalent and is approved by the Committee.

If the single sum present value of the Participant’s Monthly Retirement Income is less than Fifty Thousand Dollars ($50,000), or such lesser amount, if any, permitted under Section 409A, the benefit shall be paid to the Participant as a single sum.

The alternate forms as provided in Section 4.04(A), (B) and (C) above shall be determined using the same conversion factor as is used to determine the Retirement Account and SERP Benefit as defined in Section 2.14.

4.05 If a Participant should die before benefit payments under the Plan commence, a death benefit shall be payable. Such death benefit shall be equal to the present value of the Participant’s Monthly Retirement Income as of the Participant’s date of death calculated in accordance with this Article 4 as if the Participant had retired on his date of death; provided, however, that the reduction for the Primary Insurance Amount set forth in Section 4.01(c) shall not apply. Such death benefit shall be paid to the Participant’s Beneficiary as a single sum in accordance with the provisions of Section 4.04(C).

If a death benefit is payable under this Article 4 and the designated Beneficiary has predeceased the Participant, the death benefit shall be paid to the Secondary Beneficiary. If neither the Beneficiary nor the Secondary Beneficiary is living at the time of the death of the Participant, or if there is not a valid Beneficiary designated, the Sponsoring Employer shall pay the death benefit to the Participant’s estate. If the Beneficiary or Secondary Beneficiary is living at the death of the Participant but such person dies prior to receiving the entire death benefit, the remaining portion of such death benefit shall be paid in a single sum to the estate of such deceased Beneficiary or Secondary Beneficiary.

4.06 Notwithstanding any other provision in the Plan, payments owed to any Participant pursuant to the Plan who is a “specified employee” as defined under Section 409A, shall not be made or commenced pursuant to the Plan until the date that is six (6) months and one (1) day after the Participant’s Separation from Service and shall be paid or commenced on such date; provided, however, that this Section 4.06 shall not apply if the Participant’s Separation from Service occurs by reason of his or her death. If this Section 4.06 applies and the method of payment of the Participant’s benefits is not a lump sum, the first payment to the Participant will include all amounts that would have been paid during the six (6) month and one (1) day period but for this Section 4.06.

ARTICLE 5

BENEFITS UPON DISABILITY

5.01 If a Participant is determined to be Totally and Permanently Disabled prior to his Normal Retirement Date, such Disabled Participant shall be retired as of the date provided in the Retirement and Savings Plan. In such event, the Disabled Participant’s benefit under this Plan shall be deferred until his Normal Retirement Date. The amount of the Participant’s Monthly Retirement Income payable on account of such Disability Retirement shall be calculated in accordance with Section 4.01, provided that his Average Participating Compensation shall be determined as of his date of disability. Years of Service shall be calculated as though the Disabled Participant had continued in employment until his Normal Retirement Date, and the Participant’s life annuity equivalent of the account balance in the Retirement Plan Account shall be based on such account balance at time of distribution if prior to age sixty-five (65) projected to age sixty-five (65) at eight percent (8%) per annum.

5.02 As an alternative, a Participant who has met the requirements for early Retirement shall be entitled to apply for Benefits pursuant to the provisions of Section 4.03. If such request is granted, the continued accruals provided for above will cease as of the Participant’s receipt of benefits.

5.03 If a Disabled Participant should die before benefit payments under this Plan commence, a death benefit shall be payable. Such death benefit shall be equal to the present value of the Participant’s Monthly Retirement Income as of the Participant’s date of death calculated in accordance with Article 4 and shall be paid to the Participant’s Beneficiary as a single sum in accordance with the provisions of Section 4.04(C).

In calculating the death benefit, the continued accruals of Section 5.01 will cease at date of death and the benefit will be reduced as for Early Retirement (as set forth in Section 4.03). The reduction for the Primary Insurance Amount set forth in Section 4.01(c) shall not apply. A Participant under age fifty-five (55) will be deemed to be age fifty-five (55) for purposes of calculating his benefit.

If a death benefit is payable under this Article 5 and the designated Beneficiary has predeceased the Participant, the death benefit shall be paid to the Secondary Beneficiary. If neither the Beneficiary nor the Secondary Beneficiary is living at the time of the death of the Participant, or if there is not a valid Beneficiary designated, the Sponsoring Employer shall pay the death benefit to the Participant’s estate. If the Beneficiary or Secondary Beneficiary is living at the death of the Participant, but such person dies prior to receiving the entire death benefit, the remaining portion of such death benefit shall be paid in a single sum to the estate of such deceased Beneficiary or Secondary Beneficiary.

ARTICLE 6

TRANSFERING PARTICIPANTS’ ACCOUNTS

6.01 All Participants whose benefits have not commenced to be paid as of October 31, 2007 (the “Transferring Participants”) shall have an amount equal to the present value of their accrued benefit as of October 31, 2007 transferred to an account under the Humana SERSP as of November 1, 2007. The amount of such present value is set forth on Appendix A hereto. As of November 1, 2007, all Transferring Participants shall cease to be Participants in this Plan and shall have no further right to any benefit under this Plan.

ARTICLE 7

PLAN ADMINISTRATION

7.01 The Committee shall be responsible for making all policy decisions which arise under the Plan. The Plan Administrator shall be responsible for administering the Plan.

7.02 Subject to the limitations of the Plan, the Plan Administrator shall from time to time establish rules for the administration of the Plan. Without limiting the generality of the preceding sentence, it is specifically provided that the Plan Administrator shall set forth the procedures to be followed in presenting claims for benefits under the Plan. The Plan Administrator shall rely on the records of the Sponsoring Employer, as certified to it, with respect to any and all factual matters dealing with the employment of a Participant. In case of any factual dispute hereunder, the Committee shall resolve such dispute giving due weight to all evidence available to it. The Committee shall interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan. All such determinations shall be final, conclusive and binding.

7.03 Except as otherwise specifically provided herein, every decision and action of the Committee shall be valid if concurred in by a majority of the members then in office, which concurrence may be had without a formal meeting.

7.04 The Plan Administrator shall be responsible for the determination of a Participant’s benefit in accordance with this Plan.

7.05 In discharging its duties under this Plan, the Plan Administrator and the Committee may employ such counsel, accountants and other agents as they shall deem advisable. The Sponsoring Employer shall pay the compensation of such counsel, accountants and other agents and any other expenses incurred by the Plan Administrator and the Committee in carrying out their duties under the plan.

ARTICLE 8

MODIFICATION AND TERMINATION

8.01 The Sponsoring Employer reserves the right at any time, by action of its Board of Directors, to modify or amend, in whole or in part, or to terminate any or all of the provisions of the Plan.

8.02 Notwithstanding the provisions of Section 7.01, no amendment, suspension or termination shall adversely affect:

(A) the Monthly Retirement Income of any Participant, or the Beneficiary or Secondary Beneficiary of any Participant, who has retired prior thereto, or

(B) the right of any Participant then employed by the Sponsoring Employer who has vested benefits under the Plan to receive upon death, retirement or disability, the benefit to which such person would have been entitled under the Plan prior to its amendment, suspension or termination.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.01 Neither the interest of a Participant or any other person nor the benefit payable hereunder is subject to the claim of creditors of Participants or their Beneficiaries and will not be subject to attachment, garnishment or any other legal process. Neither a Participant nor his Beneficiaries may assign, sell, borrow against or otherwise encumber any of his beneficial interest in the Plan, nor shall any such benefits be in any manner liable for or subject to the deeds, contracts, liabilities, engagements or torts of any Participant or Beneficiary. All such payments and rights thereto are expressly declared to be non-assignable and non-transferable, and in the event of any attempt of assignment or transfer by the Participant or Beneficiaries, the Sponsoring Employer shall have no further liability hereunder.

9.02 This Plan is entirely voluntary on the part of the Sponsoring Employer, and, subject to the provisions of Article 8, the continuance of the Plan is not assumed as a contractual obligation of the Sponsoring Employer.

9.03 Benefits under this Plan shall be paid exclusively from the general assets of the Sponsoring Employer and no Participant or other person shall have any right or claim to the payment of a benefit which in any manner whatsoever is superior to or different from the right or claim of a general and unsecured creditor of the Sponsoring Employer.

9.04 This Plan shall not be deemed to constitute a contract between the Sponsoring Employer and any Participant or to be a consideration or an inducement for the employment of any Participant. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the employment of the Sponsoring Employer or to interfere with the right of the Sponsoring Employer to discharge any Participant at any time regardless of the effect which such discharge shall have upon such individual as a Participant in the Plan.

9.05 This Plan shall be construed and enforced according to the laws of the Commonwealth of Kentucky, and all provisions hereunder shall be administered according to the laws thereof. It is intended that this Plan be exempt from Title I of the Employee Retirement Income Security Act of 1974, as amended, under Section 4(b)(5) thereof, as an excess benefit plan which is unfunded, and any ambiguities in construction shall be resolved in favor of interpretation which will effectuate such intention.

9.06 Any words herein used in the masculine or neuter shall read and be construed in the feminine, masculine or neuter where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply. Titles of articles are inserted for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles shall control.

9.07 In making any payment to or for the benefit of any minor or incompetent Beneficiary, the Plan Administrator, in its sole, absolute and uncontrolled discretion, may, but need not, make such payment to a legal or natural guardian or other relative of such minor or court appointed committee of such incompetent, or to any adult with whom such minor or incompetent temporarily or permanently resides, with any such guardian, committee, relative or other person shall have full authority and discretion to expend such distribution for the use and benefit of such minor or incompetent, and the receipt of such guardian, committee, relative or other person shall be a complete discharge of the Sponsoring Employer, without any responsibility on its part or on the part of the Committee to see to the application thereof.

9.08 If a Participant’s employment is terminated due to his commission of theft, fraud, or criminal acts against the Sponsoring Employer or any corporation which is a member of the “affiliated group” as defined in Section 1504(a) of the Code with the Sponsoring Employer, such Participant shall not be entitled to receive any benefit under this Plan.

IN WITNESS WHEREOF, the Sponsoring Employer has caused this instrument to be executed and attested thereto by its duly authorized officers as of this 25th day of October, 2007.

HUMANA INC.

By:	/s/ Michael B. McCallister
Title:	President & Chief Executive Officer